INFORMATION REQUIRED IN PROXY STATEMENT

                                SCHEDULE 14A INFORMATION

                      Proxy Statement Pursuant to Section 14(a) of
                          the Securities Exchange Act of 1934

Filed by the registrant       /x/
Filed by a party other than the registrant  / /
Check the appropriate box:

/ /  Preliminary proxy statement

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   JOHNSON & JOHNSON
- - - ------------------------------------------------------------------------------
                    (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   JOHNSON & JOHNSON
- - - ------------------------------------------------------------------------------
                       (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or Rule
     14a-6(i)(2).

/ /  $500 per each party per Exchange Act Rule 14a-6(i)(3), or Rule
     14a-6(i)(2).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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logo

Notice of Annual Meeting
and Proxy Statement

                                               March 10, 1994

     The Annual Meeting of the Stockholders of Johnson & Johnson will be held on April 28, 1994 at 10:00 A.M. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

     1. Elect directors;

     2. Consider and act upon a proposal to ratify the appointment of Coopers & Lybrand as the Company's independent auditors; and

     3. Transact such other business, including action on stockholder proposals, as may properly come before the meeting.

     Stockholders are cordially invited to attend the meeting. If you are a stockholder of record and plan to attend, please complete and return the enclosed Request for Admission Card. If you are a stockholder whose shares are not registered in your own name and you plan to attend, please request an Admission Card by writing to the Office of the Secretary, WH 2132, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Evidence of your stock ownership, which you can obtain from your bank, stockbroker, etc., must accompany your letter.



                                           J. TAYLOR WOODWARD III
                                           Secretary



                      ********************************************
                      * PLEASE SIGN, DATE AND RETURN YOUR PROXY  *
                      *  CARD PROMPTLY IN THE ENCLOSED ENVELOPE  *
                      ********************************************
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                                  GENERAL INFORMATION

     Stockholders Entitled to Vote. Holders of shares of the Common Stock of the Company of record at the close of business on March 1, 1994 are entitled to notice of and to vote at the Annual Meeting of Stockholders and at any and all adjournments of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date there were 643,161,600 shares outstanding.

     Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the stockholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

     Proxy Solicitation. The accompanying proxy is solicited by the Board of Directors of the Company. In that connection, this Proxy Statement is being mailed to the stockholders on or about March 10, 1994 concurrently with the mailing of the Company's 1993 Annual Report. In addition to this solicitation by mail, several regular employees of the Company may solicit proxies in person or by telephone. The Company has also retained the firm of Georgeson & Company, Inc. to aid in the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $10,000. All costs of the solicitation of proxies will be borne by the Company. Stockholders who execute proxies may revoke them at any time before they are voted by executing a later dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary of the Company. On the accompanying proxy a stockholder may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

     Principal Stockholder. As of January 31, 1994, The Robert Wood Johnson Foundation, located at Princeton Forrestal Center, Plainsboro Township, New Jersey, was the only stockholder known to the Company to have the power to vote or to direct the voting and/or the power to dispose or to direct the disposition of more than 5% of the Company's outstanding Common Stock. On that date the Foundation was the holder of 45,491,400 shares (7.1%) of the Company's outstanding Common Stock. Mr. R.E. Campbell, Vice Chairman of the Board of Directors of the Company, is one of 18 Trustees of the Foundation.

     Stockholder Proposals. To be included in the Board of Directors' proxy statement for the 1995 Annual Meeting of Stockholders, a stockholder proposal must be received by the Company on or before November 10, 1994. Proposals should be directed to the attention of the Secretary at the principal executive offices of the Company, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

                                 ELECTION OF DIRECTORS

     Nominees. There are 15 nominees for election as directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

     If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee.

     All of the nominees were elected to the Board at the last Annual Meeting and all are currently serving as directors of the Company.

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     Following are summaries of the background and business experience and descriptions of the principal occupations of the nominees.

                    JAMES W. BLACK, M.D., FRS, FRCP, Professor of Analytical Pharmacology, Rayne Institute, King's College School of Medicine, London, England.

                    Dr. Black, 69, was elected to the Board of Directors in 1989. He is Chairman of the Company's Science and Technology Advisory Committee and is employed by the Company as a consultant. Dr. Black is Professor and Head of the Department of Analytical Pharmacology at the Rayne
     {Photo} Institute, King's College School of Medicine where he has been since 1984. He is also Chairman of the James Black Foundation, a non-profit research foundation, which is associated with the King's College School of Medicine and is funded by the Company. Dr. Black has previously held University teaching positions and research positions with Imperial Chemical Industries Ltd., Smith Kline and French Laboratories Limited and The Wellcome Foundation, Ltd. Dr. Black was awarded the Nobel Prize for Medicine in 1988. Shares owned: 1,952.

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                    GERARD N. BURROW, M.D., Dean of the Yale University School
                    of Medicine.

                    Dr. Burrow, 61, was elected to the Board of Directors in 1993. He was named to his present position at the Yale Medical School in 1992 following service since 1988 as Vice Chancellor for health sciences and Dean of the University of California, San Diego School of Medicine. He previously served as a Professor and Chairman of the
     {Photo} Department of Medicine at the University of Toronto and as Physician-in-Chief at Toronto General Hospital following earlier work in medical education, research and clinical practice. Dr. Burrow is a member of the Institute of Medicine of the National Academy of Sciences, the Society for Clinical Investigation and a Fellow of the American Association for the Advancement of Science. Shares owned:
                    1,000.

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                    ROBERT E. CAMPBELL, Vice Chairman, Board of Directors and
                    Member, Executive Committee.

                    Mr. Campbell, 60, was elected to the Board of Directors in 1976, appointed to the Executive Committee in 1980, appointed a Vice Chairman of the Executive Committee and Chairman of a Sector Operating Committee in 1985 and was appointed to his present position in 1989. Mr. Campbell joined Johnson & Johnson in 1955 and later served as an
     {Photo} Air Force officer, rejoining the company in 1959. He held a number of positions in financial management, including Vice President, Finance, of Johnson & Johnson International during 1975 and 1976. Mr. Campbell served as Vice President, Finance of Johnson & Johnson from 1980 to 1983 after having served as Treasurer since 1976. He is a Trustee of The Robert Wood Johnson Foundation and a member of the Board of Directors of New Jersey Bell Telephone Co. Shares owned: 123,191.

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                    JOAN GANZ COONEY, Chairman, Executive Committee,
                    Children's Television Workshop.

                    Mrs. Cooney, 64, was elected to the Board of Directors in 1978 and is a member of the Compensation Committee and the Benefits Committee. She co-founded the Children's Television Workshop as its Executive Director in 1968 and was named its President-CEO in 1970 and Chairman-CEO in 1988. She assumed her present responsibilities in
     {Photo} 1990. The Workshop's activities include production of the well-known children's educational television programs Sesame Street, 3-2-1 Contact and Square One T.V. Mrs. Cooney is a Director of The Chase Manhattan Corporation and The Chase Manhattan Bank, N.A., Metropolitan Life Insurance Company and Xerox Corporation, as well as a trustee of the Educational Broadcasting Corporation (Channel 13/WNET, New York City) and the National Child Labor Committee. Shares owned: 4,534.


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                    PHILIP M. HAWLEY, Retired Chairman of the Board and Chief
                    Executive Officer, Carter Hawley Hale Stores, Inc.

                    Mr. Hawley, 68, was elected to the Board of Directors in 1988 and is a member of the Compensation Committee and the Benefits Committee. He served as Chairman and Chief Executive Officer of Carter Hawley Hale Stores, Inc. from 1983 to December 31, 1992. He served as Chairman until March, 1993. On February 11, 1991, Carter Hawley Hale
     {Photo} Stores, Inc. filed for bankruptcy court protection under Chapter 11 of the federal bankruptcy laws. Carter Hawley Hale's Plan of Reorganization was confirmed on September 14, 1992, and became effective October 8, 1992. Mr. Hawley is also a Director of American Telephone and Telegraph Company, Atlantic Richfield Company, BankAmerica Corporation and Weyerhaeuser Company. He is a senior member of the Conference Board, a member of The Business Council and serves as a Trustee of The California Institute of Technology. Shares owned: 3,506.


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                    CLARK H. JOHNSON, CMA, Member, Executive Committee; Vice
                    President, Finance.

                    Mr. Johnson, 58, was elected to the Board of Directors in 1988. He was named Chief Financial Officer in 1988 after having been General Controller since 1977. Mr. Johnson joined Johnson & Johnson in 1953 and held a variety of financial positions with several affiliated companies
     {Photo} before being named Assistant Corporate Controller of Johnson & Johnson in 1975 and General Controller in 1977. Mr. Johnson serves as a Trustee of Fairleigh Dickinson University and on the Executive Committee of the Institute of Management Accountants. He served as Chairman of the Institute of Certified Management Accountants and as a Trustee of the Financial Accounting Foundation. Shares owned: 36,527.

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                    ANN DIBBLE JORDAN, Former Director, Social Services
                    Department, Chicago Lying-In Hospital, University of Chicago Medical Center.

                    Mrs. Jordan, 59, was elected to the Board of Directors in 1981 and is a member of the Audit Committee and the Public Policy Advisory Committee. She assumed her previous responsibilities at Chicago Lying-In Hospital in 1970 after having served as a Caseworker and then a Senior
     {Photo} Caseworker at the University of Chicago Hospital. She is also a former Assistant Professor at the University of Chicago School of Social Service Administration. She is a Director of Automatic Data Processing, Capital Cities/ABC, Inc., The Hechinger Company, National Health Laboratories Inc., Salant Corporation and Travelers Inc. Mrs. Jordan is a Director of The Phillips Collection, The Child Welfare League and of the National Symphony Orchestra. Shares owned: 3,418.

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                    ARNOLD G. LANGBO, Chairman of the Board and Chief
                    Executive Officer, Kellogg Company.

                    Mr. Langbo, 56, was elected to the Board of Directors in 1991. He is a member of the Company's Audit Committee and the Compensation Committee. Mr. Langbo assumed his present position with Kellogg Company in January of 1992 after having been President and Chief Operating Officer since
     {Photo} December of 1990. Mr. Langbo joined Kellogg Canada Inc. in 1956 and served in a number of management positions in Canada and the United States before being named President of Kellogg International in 1986. Mr. Langbo is a Director of Kellogg Company and a member of the Advisory Board of the J. L. Kellogg Graduate School of Management at Northwestern University. He is also a member of the Board of Trustees of Albion College. Shares owned: 2,442.


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                    RALPH S. LARSEN, Chairman, Board of Directors and Chief
                    Executive Officer; Chairman, Executive Committee.

                    Mr. Larsen, 55, was elected to the Board of Directors in 1987 and appointed to the Executive Committee in 1986. He assumed his present responsibilities in 1989. He joined the Company in 1962 as a manufacturing trainee with Johnson & Johnson Products, Inc. and was named Vice President of Marketing for the McNeil Consumer Products Company in 1980. He left Johnson & Johnson for two years as President of Becton Dickinson's Consumer Products
     {Photo} Division and returned to Johnson & Johnson as President of its Chicopee subsidiary in 1983. Mr. Larsen was appointed Company Group Chairman in 1986 before being appointed Vice Chairman of the Executive Committee and Chairman of a Sector Operating Committee later in 1986. Mr. Larsen is a Director of Xerox Corporation and The New York Stock Exchange. He is also a member of the Executive Committee of The Business Council and of the Policy Committee of The Business Roundtable. He serves on the Board of the United Negro College Fund and as a member of the Board of Governors of the United Way of America. Shares owned:
                    117,132.

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                    JOHN S. MAYO, Ph.D., President, AT&T Bell Laboratories.

                    Dr. Mayo, 64, was elected to the Board of Directors in 1986 and is a member of the Science and Technology Advisory Committee and Chairman of the Public Policy Advisory Committee. He assumed his present responsibilities with AT&T Bell Laboratories in 1991 after having served as Director of the Ocean Systems Laboratory, Executive Director of the Ocean Systems Division, Executive Director of the Toll Electronic Switching Division, Vice President of Electronics Technology, Executive Vice President of Network Systems and Senior
     {Photo}        Vice President, Network Systems and Network Services. Dr.
                    Mayo is a member of the National Academy of Engineering and a fellow of the Institute of Electrical and Electronic Engineers. He is a member of the Boards of Trustees of Polytechnic University, the Liberty Science Center, the Kenan Institute for Engineering, Technology and Science; the Board of Overseers for the New Jersey Institute of Technology; and served on the Board of Directors of the National Engineering Consortium, Inc. Dr. Mayo was awarded the National Medal of Technology in 1990, the Industrial Research Institute Medal in 1992, and the Navy League New York Council Roosevelts Gold Medal for Science in 1993. Shares owned: 15,931.

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                    THOMAS S. MURPHY, Chairman of the Board and Chief
                    Executive Officer, Capital Cities/ABC, Inc.

                    Mr. Murphy, 68, was elected to the Board of Directors in 1980, and is Chairman of the Compensation Committee. He joined Capital Cities when it was founded in 1954 and was elected Chairman and Chief Executive Officer in 1966. From June 1990 to February 1994 he served as Chairman of the Board only. Capital Cities/ABC operates the ABC Television
     {Photo} Network and eight affiliated television stations, radio networks and radio stations; provides programming for cable television; is partnered with international broadcasters in program production and distribution ventures as well as broadcast and cable television services overseas; and publishes daily and weekly newspapers and trade publications. Mr. Murphy is a Director of International Business Machines Corporation and Texaco Inc. He is Chairman of the New York University Medical Center Board and a member of the Board of Overseers of Harvard University. Shares owned: 58,312.


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                    PAUL J. RIZZO, Vice-Chairman, International Business
                    Machines Corporation.

                    Mr. Rizzo, 66, was elected to the Board of Directors in 1982, and is Chairman of the Benefits Committee and a member of the Audit Committee. Upon his retirement from International Business Machines Corporation as
     {Photo} Vice-Chairman in 1987, Mr. Rizzo became Dean of the Kenan-Flagler Business School at the University of North Carolina-Chapel Hill. He retired from that position in 1992, and became a partner in Franklin Street Partners, a Chapel Hill, North Carolina investment firm. He assumed his present responsibilities with International Business Machines Corporation in 1993. Mr. Rizzo is a director of International Business Machines Corporation and McGraw-Hill, Inc. Shares owned: 30,049.

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                    MAXINE F. SINGER, Ph.D., President of the Carnegie
                    Institution of Washington.

                    Dr. Singer, 63, was elected to the Board of Directors in 1991. She is a member of the Company's Science and Technology Advisory Committee and the Public Policy Advisory Committee. Dr. Singer became President of the
     {Photo} Carnegie Institution of Washington in 1988 after serving for over thirty years at the National Institutes of Health where she advanced to be Chief of the Laboratory of Biochemistry at NIH's National Cancer Institute. Dr. Singer is a member of the National Academy of Sciences, the American Philosophical Society, the Pontifical Academy of Sciences, the Governing Board of the Weizmann Institute of Science and the Whitehead Institute. Shares owned:
                    4,044.

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                    ROGER B. SMITH, Former Chairman of the Board and Chief
                    Executive Officer, General Motors Corporation.

                    Mr. Smith, 68, was elected to the Board of Directors in 1985 and is Chairman of the Audit Committee and a member
     {Photo} of the Benefits Committee. He retired as Chairman of General Motors Corporation in 1990. He is a member of the Business Council and serves as a Trustee of the Alfred P. Sloan Foundation. Mr. Smith also serves on the Board of Directors of Citicorp/Citibank, N.A., International Paper Company and PepsiCo, Inc. Shares owned: 17,193.


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                    ROBERT N. WILSON, Vice Chairman, Board of Directors and
                    Member, Executive Committee.

                    Mr. Wilson, 53, was elected to the Board of Directors in 1986. He joined the Company in 1964, served in several sales and marketing management positions and was named President of Johnson & Johnson Dental Products Company in
     {Photo} 1977 and President of Ortho Pharmaceutical Corporation in 1979. Mr. Wilson was appointed Company Group Chairman in 1981 and appointed to the Executive Committee in 1983. He was appointed Vice Chairman of the Executive Committee and Chairman of a Sector Operating Committee in 1985 and assumed his present responsibilities in 1989. Mr. Wilson is also a Director of U.S. Trust Corporation. Shares owned: 164,322.

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     Stock Ownership/Control. The shares described as "owned" in the biography of each nominee are shares of the Company's Common Stock owned by the nominee and by members of his or her household. For the nonemployee nominees, such shares include an aggregate of 22,878 Common Stock equivalent units credited to them under the Retirement Plan for Nonemployee Directors and an aggregate of 77,631 Common Stock equivalent units credited to them under the Deferred
Fee Plan for Nonemployee Directors. Because they serve as trustees of institutions or trusts which hold stock for the benefit of others, certain of the nominees "control" additional shares of the Company's stock in which they have no economic interest. See also "General Information--Principal Stockholder". Messrs. Campbell, Larsen and Wilson are co-trustees of two trusts holding a total of 5,562,196 shares; Mr. Campbell is a trustee of an institution holding 3,190,792 shares and an institution holding 14,100 shares. In addition to the 8,767,088 shares so controlled, the directors and executive officers as a group own/control a total of 780,017 shares, the aggregate of 9,547,105 shares representing approximately 1.5% of the shares outstanding. Except as set forth under the caption "General Information--Principal Stockholder", no director, officer or nominee owns/controls one percent or more of the shares outstanding. All stock ownership/control information is as of February 15, 1994, and the amounts exclude an aggregate of 940,610 shares which are subject to employee stock options exercisable by directors and executive officers within 60 days after that date at prices ranging from $8.85 to $50.28.

     Directors' Fees, Committees and Meetings. Directors who are employees of the Company receive no compensation for their services as directors or as members of committees. Each director who is not an employee of the Company receives an award valued at approximately $10,000 in the form of Company Common Stock upon first becoming a member of the Board of Directors and receives an annual fee of $45,000 for his or her services as director, plus an additional $5,000 for service on a committee of the Board of Directors, $8,000 if chairperson of the committee. Nonemployee directors receive a meeting fee of $1,500 per day for committee meetings held on days other than Board of Directors meeting days. A director may elect to defer payment of all or a part of the fee until termination of his or her directorship. Deferred fees may earn additional amounts based either on the increase in value of units under the Certificate of Extra Compensation program or on a hypothetical investment in the Company's Common Stock. Under the Retirement Plan for Nonemployee Directors, each nonemployee director is credited with Common Stock equivalent units in the actuarially determined amount required to provide at retirement an annual benefit of $25,000 payable for a period equal to the number of years the director has served on the Board of Directors. The Common Stock units held in each nonemployee director's account receive dividend equivalents. Upon retirement, the amounts held in a nonemployee director's account will be paid in cash in a lump sum to the director or, in the event of the director's death prior to retirement, to the director's beneficiary.

     Sir James Black serves as a scientific consultant to the Company at an annual fee of $10,000. Dr. Black is also a member of the Company's Bio-Science Advisory Committee and receives a fee of $3,000 for attendance at each meeting of the Committee.

     During the last fiscal year the Board of Directors met seven times. All directors attended at least 75% of the Board of Directors meetings and meetings of the committees on which the directors served.

     The Board of Directors has a standing Audit Committee and Compensation Committee. The Board of Directors has no standing Nominating Committee; however, the Board of Directors serves as a Nominating Committee of the whole. The Board considers suggestions from many sources, including stockholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company.

     The members of the Audit Committee are Mrs. Jordan, Mr. Langbo, Mr. Rizzo and Mr. Smith (Chairman). The Audit Committee assists the Board of Directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management's policies and procedures. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors to review their work and confirm that they are properly discharging their responsibilities. In addition, the Audit Committee

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recommends the independent auditors for appointment by the Board of Directors.
The Audit Committee met three times during the last fiscal year.

     The members of the Compensation Committee are Mrs. Cooney, Mr. Hawley, Mr. Langbo and Mr. Murphy (Chairman). The primary function of the Compensation Committee is to review the compensation philosophy and policy of the Manage-ment Compensation Committee, a non-Board committee composed of Messrs. Larsen (Chairman), Fine (Vice President, Administration) and Johnson which determines management and executive compensation and establishes fringe benefit and other compensation policies. The compensation of the members of the Executive Committee (which includes the members of the Management Compensation Commit-tee) is determined by the Compensation Committee. The Compensation Committee is also responsible for the administration of the Company's stock option plans and is the approving authority for management recommendations with respect to option grants. The members of the Compensation Committee are not eligible to become optionees under the plans. During the last fiscal year there were three meetings of the Compensation Committee.

                COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                          COMPENSATION COMMITTEE OF THE BOARD

     The Compensation Committee is comprised entirely of nonemployee, independent Members of the Board of Directors. It is the Compensation Committee's responsibility to review, recommend and approve changes to the Company's compensation policies and programs. It is also the Committee's responsibility to review and approve all compensation actions for the Chief Executive Officer and members of the Executive Committee.

                  JOHNSON & JOHNSON COMPENSATION POLICY AND OBJECTIVES

     Johnson & Johnson's executive compensation programs are designed to enable the Company to attract, retain and motivate the high caliber of executives required for the success of the business. Overall, the intent of Johnson & Johnson's Executive Compensation Program is to provide compensation opportunities which are comparable to the opportunities provided by a select group of high performing, growth companies similar to Johnson & Johnson. This objective is achieved through a variety of compensation programs, summarized below, which support both the current and long term performance of the business.

     The primary responsibility of the Company's Chief Executive Officer and executive officers is to ensure the long-term health and growth of the Company. This responsibility is summarized in the Johnson & Johnson Credo, which defines the obligations of Johnson & Johnson employees to strengthen the ethical, human and business foundations of the Company. The Credo describes the responsibilities of the Company to its customers and others with whom it does business, to its employees, to the communities in which the Company has a presence as well as to the world community, and to its stockholders. The Credo merges these business and ethical responsibilities by stating: "When we operate according to these principles, the stockholders should realize a fair return."

     The compensation of Johnson & Johnson's Chief Executive Officer is determined by the Compensation Committee of the Board of Directors based on its assessment of the Company's financial and non-financial performance against the background of the factors and principles outlined in the Credo. With respect to financial performance, the Committee has identified several factors which are critical to the success of the business, including Sales Growth, Earnings Per Share (EPS) Growth, increase in Cash Flow, New Product Flow and growth in Stockholder Value. In evaluating performance against these factors, Johnson & Johnson's results are compared to results of a premium group of high performing companies in the consumer, pharmaceutical and professional health care fields with comparable sales volumes and above average EPS growth rates and financial strength. These companies include those in the S&P Diversified Health Care Index referred to in the Stockholder Return Performance Graph which meet these criteria.

     Sales Growth is measured as the percentage increase in sales volume from one year to the next. EPS Growth is assessed in the same manner. Cash Flow is measured as the Net Cash Flows from Operating

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Activities as reported in the Consolidated Statement of Cash Flows.
Stockholder Value is measured as the increase in stock price plus dividend return over a five year period. New Product Flow is assessed by reviewing the percentage of sales growth resulting from the sale of new products introduced in the past five years.

     The Committee believes it is crucial that these financial and non-financial factors are managed well, in order to ensure superior return to Johnson & Johnson's stockholders over the long term. Therefore, while performance in these areas is reviewed on an annual basis, the primary consideration in assessing performance is Corporate results over a longer period, usually five years. No specific fixed weighting or formula is applied to these factors in determining performance. Rather, the Compensation Committee exercises its judgment in evaluating these factors and in determining appropriate compensation.

     A discussion of 1993 performance reviewed by the Compensation Committee can be found under "1993 Compensation Decisions".

                       JOHNSON & JOHNSON'S COMPENSATION PROGRAMS

Base Salary

     The Base Salary for all employees exempt from the Fair Labor Standards Act (FLSA), which includes executives, is managed through the Johnson & Johnson Salary Administration Program. Under this Program, increases in Base Salary are governed by guidelines covering three factors: Merit (an individual's performance); Market Parity (to adjust salaries of high performing individuals who are earning less than the competitive market); and Promotions (to reflect increases in responsibility).

     These guidelines are set each year and vary from year-to-year to reflect the competitive environment and to control the overall cost of salary growth. Individual merit increases are based on performance and can range from 0% to 200% of the merit guideline.

     The domestic salary guideline for all exempt employees for 1993 was 3.9% for merit increases plus 1% for market parity and 1% for promotion adjustments. The domestic salary guideline for 1994 has been set at 3.5% for merit increases plus 1% for market parity and 1% for promotion adjustments. The 1994 guideline reflects both the lower rate of inflation and competitive market data, compared to prior years.

Cash and Stock Incentive Compensation Programs

     To reward performance, Johnson & Johnson provides eligible executives with additional current compensation in the form of executive bonus and stock awards. The total target value of the Cash Bonus plus the Stock Compensation Award is set at a level that is competitive with annual incentives provided by other companies in the premium community. Actual awards against target vary based on the performance factors discussed above and individual contribution. No fixed weighting or formula is applied by the Committee to corporate performance versus individual performance in determining incentive cash bonus and stock awards for the Chief Executive Officer and executive officers. Such incentive bonus and stock awards can range from zero, in the case of poor performance, up to 200% of the target amount if the performance is judged to be exceptional. For the Chief Executive and executive officers the amount of the total target incentive is split evenly between cash and stock (i.e., 50% paid in cash, 50% paid in stock).

Stock Options

     The Stock Option Plan is a long-term plan designed to link executive rewards with stockholder value over time. Johnson & Johnson's award practice is unique in comparison to other companies. Stock Option awards are not based on an annual value. They are designed around the concept of a "career multiple" of salary.

     Under a career multiple, awards are granted to maintain an executive's total option holdings at a specified multiple of salary. Option holdings are the sum of all unexpired option grants (i.e., less than 10 years old), valued at the market price on the original date of grant.

     When an executive becomes eligible, the appropriate option holdings multiple is determined based on the range available and performance. Once the performance based option multiple is determined, the value of that multiple is awarded in the first year of eligibility. In subsequent years, the executive's option value multiple is reassessed based upon the applicable range that year and performance. Additional grants are made, if necessary, to bring the executive's option holdings to the multiple of pay determined for that year. As a result, awards can, and typically do, vary significantly from year to year.

     No stock option awards are made in the absence of satisfactory performance. Performance is evaluated by the Committee based on the executive's individual contribution to the long term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining stock option awards.

     In the event that the stock price declines to a level below the option grant price, options are not revalued or reissued. Vesting in awards generally occurs over a period of six years.

Certificates of Extra Compensation

     Certificates of Extra Compensation (CECs) provide deferred compensation which is paid at the end of an executive's career. CECs are performance units which measure the Company's value based on a formula composed of one half of the Company's net asset value and one half of its earning power value, relative to the number of shares of Johnson & Johnson common stock outstanding. Earning power value is calculated by taking the capitalized value of earnings averaged over the previous five years.

     The CEC program uniquely reflects Johnson & Johnson's commitment to the long term. No awards are paid out to executives during employment. Although the units vest over a five year period from grant, the value of those units is not vested until retirement or termination of employment. The value of the program is purely performance driven and fully at risk until paid. The Company pays dividend equivalents on units awarded. Dividend equivalents are paid at the same rate provided to stockholders on a share of Johnson & Johnson common stock, and are paid quarterly.

     Awards of CECs to the Chief Executive and executive officers are targeted to provide an above average long-term compensation opportunity as compared to the premium community. Award amounts are based on the Compensation Committee's evaluation of individual performance, based on the executive's individual contribution to the long term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining CEC awards.

1993 Compensation Decisions

     Johnson & Johnson's performance for the most recent five year period exceeded that of the premium community companies in the areas of Sales Growth, Stockholder Value, and increase in Cash Flow. Performance was approximately equal to the premium companies in the area of EPS Growth. The Company met its goal for New Product flow.

     With respect to non-financial performance, management continued to excel in the area of managing Credo responsibility. Various initiatives undertaken by Johnson & Johnson embody the principles of the Credo by addressing its responsibilities to its customers, employees and the community.

     Mr. Larsen's compensation awards were made based upon the Committee's assessment of the Company's financial performance in the five areas outlined above and its non-financial performance against the background of the Credo as outlined above.

     The above performance results were evaluated based on the overall judgement of the Compensation Committee with no fixed or specific mathematical weighting applied to each element of performance. Based on the Committees' judgement, compensation awards for 1993 were made at target.

     Mr. Larsen was awarded a salary increase in 1993 of 4.7% versus a 4.9% guideline for merit increase and market parity. The 1993 annual incentive was approximately 100% of the target percentage for the Chief Executive Officer, with one half provided in cash and one half provided in Johnson & Johnson common stock. Stock Option grants were awarded during 1993 to the Chief Executive Officer which maintain his holdings value at the target multiple of pay. A grant of Certificate of Extra Compensation was made to Mr. Larsen to maintain his 1994 accrual at the competitive target.

Tax Deductibility Considerations

     The Compensation Committee has reviewed the Company's compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993. The Committee has determined that the Johnson & Johnson Stock Option Plan, as currently approved by stockholders, meets the requirements for deductibility under the Act. Since the particular requirements of the Act applicable to other elements of compensation have not yet been definitively established and since the Committee is concerned that the requirements of the Act could effectively divest the Committee of the ability to exercise its discretion to act in the best interests of the stockholders in establishing compensation, the Committee has decided for the present not to alter the other compensation plans to attempt to meet the deductibility requirements. The Committee will continue to review the issue and evaluate whether the compensation plans should be altered in the future to meet the deductibility requirements.

                                                  Thomas S. Murphy, Chair
                                                  Joan G. Cooney
                                                  Philip M. Hawley
                                                  Arnold G. Langbo



                          STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Health Care Index for the period of five years commencing December 31, 1988 and ending December 31, 1993. The graph and table assume that $100 was invested on December 31, 1988 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Health Care Index and that all dividends were reinvested. This data was furnished by Standard & Poor's Compustat Services, Inc.






                     {Graphical representation of Data Table Below}






- - - ------------------------------------------------------------------------------
                      1988      1989      1990      1991      1992      1993
- - - ------------------------------------------------------------------------------
 Johnson & Johnson   $100.00   $142.64   $175.99   $285.65   $256.52   $233.37
- - - ------------------------------------------------------------------------------
 S&P Diversified
  Health Care        $100.00   $139.16   $169.02   $250.35   $213.76   $203.71
- - - ------------------------------------------------------------------------------
 S&P 500 Index       $100.00   $131.69   $127.60   $166.47   $179.15   $197.21
- - - ------------------------------------------------------------------------------

                                 EXECUTIVE COMPENSATION

     The following Table shows, for each of the last three fiscal years, the annual compensation paid by the Company, together with long term and other compensation for the Chief Executive Officer and the other four most highly compensated executive officers (the "Named Officers"), of the Company in all capacities in which they served:

                                                         SUMMARY COMPENSATION TABLE


                                                    ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                          ---------------------------------------              AWARDS
   NAME                                                                   OTHER       -------------------------
    AND                                                                  ANNUAL       RESTRICTED                    ALL OTHER
 PRINCIPAL                                                               COMPEN-         STOCK         OPTIONS    COMPENSATION
 POSITION                      YEAR      SALARY ($)      BONUS ($)     SATION ($)     AWARDS ($)         (#)           ($)
 ---------                     ----       ---------      --------       ---------     ----------       -------    ------------
                                                            (1)            (2)            (3)                          (5)
R. S. Larsen                   1993       $890,000       $448,125       $331,740             $0        142,500       $10,613
Chairman/CEO                   1992        850,000        290,000        290,200        287,138          6,000        10,299
                               1991        765,000        275,000        192,500        296,250         22,000        10,000

R. N. Wilson                   1993       $665,000       $388,750       $341,693             $0        109,100       $10,613
Vice Chairman                  1992        630,000        275,000        299,380        211,575          6,000        10,299
                               1991        575,000        260,000        255,486        222,188         16,000        10,000

R. E. Campbell                 1993       $645,000       $324,375       $457,415             $0         96,500       $10,613
Vice Chairman                  1992        615,000        200,000        383,928        211,575          8,000        10,299
                               1991        575,000        190,000        321,860        222,188         12,000        10,000

P. N. Larson                   1993       $435,000       $280,625       $109,060             $0         64,000       $10,613
Chairman,                      1992        415,000        140,000         49,582        136,013         26,400        10,299
ConsumerSector(4)
C. H. Johnson                  1993       $380,000       $200,000       $218,687             $0         47,700       $10,613
Vice President                 1992        360,000        120,000        152,285        120,900              0        10,299
Finance                        1991        330,000        170,000        119,812        118,500         20,000        10,000

- - - ------------

(1) Bonus amounts for 1992 and 1991 have been restated to include only cash payments for those years. 1993 bonus amounts include stock compensation since the plan has been changed to a one year award from the previous long term (3 year) stock award.

(2) Amounts include dividend equivalents paid under the Certificate of Extra Compensation (CEC) Program (Long term incentive plan).

(3) The total number of shares of Restricted Stock valued at the year-end value of $44.88 per share held under the Stock Compensation Program and the vesting schedule is as follows:

                                                         Total Restricted
                                      Shares               Stock Awards
                                      Vesting           ------------------
Name                                  in 1994            Shares     Value
- - - ----                                  -------            ------    -------
R. S. Larsen. . . . . . . . . . . . .  1,900             1,900     $85,272
R. N. Wilson. . . . . . . . . . . . .  1,400             1,400      62,832
R. E. Campbell. . . . . . . . . . . .  1,400             1,400      62,832
P. N. Larson. . . . . . . . . . . . .    900               900      40,392
C. H. Johnson . . . . . . . . . . . .    800               800      35,904

     Dividend equivalents are payable on the Restricted Stock awards when paid on the Company's Common Stock.

(4)  Mr. P. N. Larson became an executive officer of the Company during 1992.

(5) Amount shown is the Company's matching contribution to the 401(k) Savings Plan.

Stock Options

     The following table contains information concerning the grant of stock options under the Company's 1991 Stock Option Plan to the Named Officers during the Company's last fiscal year.

                                             OPTION GRANTS IN LAST FISCAL YEAR
                                                     INDIVIDUAL GRANTS                                POTENTIAL
                                    --------------------------------------------------           REALIZABLE VALUE AT
                                      NUMBER OF      % OF TOTAL                                    ASSUMED ANNUAL
                                     SECURITIES        OPTIONS                                  RATES OF STOCK PRICE
                                     UNDERLYING      GRANTED TO   EXERCISE                 APPRECIATION FOR OPTIONTERM (2)
                                       OPTIONS        EMPLOYEES     PRICE   EXPIRATION  ------------------------------------
    NAME                            GRANTED(#)(1)      IN 1993     ($/SH)      DATE      0%($)       5%($)          10%($)
    ----                            -------------     ---------   --------  ----------   -----       -----          ------
Ralph S. Larsen . . . . . . . . . .    133,500           1.2%     $44.63     06/14/03     $0      $3,747,345       $9,495,855
                                         9,000           0.1%     $44.25     12/02/03             $  250,470       $  634,680
Robert N. Wilson. . . . . . . . . .    100,100           0.9%     $44.63     06/14/03     $0      $2,809,807       $7,120,113
                                         9,000           0.1%     $44.25     12/02/03             $  250,470       $  634,680
Robert E. Campbell. . . . . . . . .     96,500           0.9%     $44.63     06/14/03     $0      $2,708,755       $6,864,045
Peter N. Larson . . . . . . . . . .     55,000           0.5%     $44.63     06/14/03     $0      $1,543,850       $3,912,150
                                         9,000           0.1%     $44.25     12/02/03     $0      $  250,470       $  634,680
Clark H. Johnson. . . . . . . . . .     47,700           0.4%     $44.63     06/14/03     $0      $1,338,939       $3,392,901
All Stockholders. . . . . . . . . .       --              --        --           --       $0   $17.9 billion    $45.3 billion

- - - ------------
(1) The options were granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant. The options become exercisable over a six year period in increments of 20% per year beginning with the second anniversary of the date of grant except for the options granted to Mr. R. S. Larsen, Mr. R. E. Campbell and Mr. C.
     H. Johnson which, like the vesting schedule for all executives in the Stock Option Plan over age 55, become exercisable over a four year period in increments of 40% beginning with the second anniversary of the date of grant and an additional 30% per year for each of the next two years. The grant dates of the options are June 14, 1993 and December 2, 1993.

(2) The amounts shown under these columns are the result of calculations at 0% and at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

Option Exercises and Fiscal Year-End Values

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES
                                                                         NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                        UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                           SHARES                    OPTIONS AT YEAR END 1993 (#)   YEAR END 1993 ($)   (1)
                                         ACQUIRED ON       VALUE     ----------------------------   -----------------------
     NAME                                EXERCISE (#)  REALIZED ($)    EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
     ----                                ------------  ------------    -----------   -------------  -----------   -------------
Ralph S. Larsen . . . . . . . . . . . .     16,400       $419,716        242,000        273,300     $5,288,632     $2,132,821
Robert N. Wilson. . . . . . . . . . . .     13,600       $418,732        203,400        201,900     $4,718,730     $1,403,071
Robert E. Campbell. . . . . . . . . . .        --             --         278,800        120,100     $6,121,264     $  101,573
Peter N. Larson . . . . . . . . . . . .        --             --          30,440        142,160     $  262,640     $  413,380
Clark H. Johnson. . . . . . . . . . . .      5,300       $183,645         84,540         83,300     $1,784,200     $  480,917

- - - ------------
(1) Based on the New York Stock Exchange Composite closing price as published in the Wall Street Journal for the last business day of the fiscal year
            -------------------
     ($44.88).

Certificate of Extra Compensation Program

     The following Table provides information concerning awards made during the last fiscal year under the Company's Certificate of Extra Compensation
(CEC) Program.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                  Estimated
                             Number of        Period Until         Future
Name                         Units (#)           Payout          Payout ($)
- - - ----                         --------         ------------       ----------
                                                   (1)               (2)
Ralph S. Larsen . . . . . .    13,000                              $239,850
Robert N. Wilson. . . . . .       --                                    --
Robert E. Campbell. . . . .    20,000                               369,000
Peter N. Larson . . . . . .       --                                    --
Clark H. Johnson. . . . . .    35,000                               645,750
- - - ------------
(1)  Awards are paid out upon retirement or other termination of employment.

(2) The value used is the value as of the end of the last fiscal year and was $18.45 per CEC unit. The value of the CEC units is not fixed and the value is fully at risk and subject to increase or decrease based on the performance of the Company.

     Since 1947, the Company has maintained a deferred compensation program under which awards of CEC units may be made to senior management and other key personnel of the Company and its subsidiaries worldwide. Typically, an award of CEC units provides for a specified number of units which vest over a five year period, though no awards are paid out to a participant until retirement or other termination of employment. During employment, dividend equivalents are paid to participants on CEC units in the same amount and at the same time as dividends on the Company's Common Stock. The CEC units are valued in accordance with a formula based on the Company's net assets and earning power over the five preceding fiscal years. Until paid at retirement or termination of employment, the value of the CEC units is not fixed and the value is fully at risk and subject to increase or decrease based on the performance of the Company. The value as of the end of the last fiscal year was $18.45 per CEC unit. The numbers of CEC units earned as of the end of the last fiscal year by each of the Named Officers during their careers with the Company, valued for illustrative purposes at the $18.45 per unit value as of the end of the last fiscal year are: Mr. R. S. Larsen 261,200 CEC units ($4,819,140); Mr. R. N. Wilson 298,200 CEC units ($5,501,790); Mr. R. E. Campbell 403,600 CEC units ($7,446,420); Mr. P. N. Larson 40,000 CEC units ($738,000) and Mr. C. H.
Johnson 163,600 CEC units ($3,018,420).

Retirement Plan

     The following table shows the estimated annual retirement benefit payable on a straight life annuity basis to participating employees in the compensation and years of service classifications indicated, under the Company's Retirement Plan. The Retirement Plan generally covers salaried employees of the Com-pany and designated subsidiaries on a non-contributory basis.

                                   PENSION PLAN TABLE

  FIVE YEAR
   AVERAGE                 ANNUAL BENEFITS FOR YEARS OF SERVICE
   COVERED   ----------------------------------------------------------------
COMPENSATION 15 YEARS    20 YEARS  25 YEARS   30 YEARS  35 YEARS    40 YEARS
- - - ------------ --------    --------  --------   --------  --------    --------
$  500,000   $122,100   $162,800   $203,500  $244,100   $284,800  $  325,500
   600,000    147,100    196,100    245,100   294,200    343,200     392,200
   700,000    172,100    229,400    286,800   344,200    401,500     458,900
   800,000    197,100    262,800    328,500   394,200    459,900     525,600
   900,000    222,100    296,100    370,200   444,200    518,200     592,300
 1,000,000    247,100    329,500    411,800   494,200    576,600     658,900
 1,100,000    272,100    362,800    453,500   544,200    634,900     725,600
 1,200,000    297,100    396,100    495,200   594,200    693,300     792,300
 1,300,000    322,100    429,500    536,900   644,200    751,600     859,000
 1,400,000    347,100    462,800    578,500   694,200    809,900     925,700
 1,500,000    372,100    496,200    620,200   744,200    868,300     992,300
 1,600,000    397,100    529,500    661,900   794,300    926,600   1,059,000
 1,700,000    422,100    562,800    703,600   844,300    985,000   1,125,700


     Covered compensation includes regular annual earnings, cash bonus, the value of awards of Restricted Stock under the Stock Compensation Program, and dividend equivalents paid on both undelivered Restricted Stock awards and non-vested CEC units. The calculation of retirement benefits is based upon final average earnings (the average of the highest covered compensation during the five consecutive years out of the last ten years of employment with the Company). The benefits are subject to an offset based on the Age 65 Primary Social Security Benefit. Five-Year Average Covered Compensation for the Named Officers as of the end of the last fiscal year is: Mr. R. S. Larsen $1,384,500; Mr. R. N. Wilson $1,060,800; Mr. R. E. Campbell $1,023,300; Mr. P.
N. Larson $709,300 (Mr. Larson's Average Covered Compensation reflects Covered Compensation from December, 1990 when he rejoined the Company); and Mr. C. H. Johnson $599,900. The estimated years of service for each Named Officer as of the end of the last fiscal year is: Mr. R. S. Larsen 30 years; Mr. R. N. Wilson 29 years; Mr. R. E. Campbell 39 years; Mr. P. N. Larson 13 years; and Mr. C. H. Johnson 37 years.

     As permitted by the Employee Retirement Income Security Act of 1974, the Company has adopted a supplemental plan which is designed to provide the amount of retirement benefit which cannot be paid from the Retirement Plan by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in the Pension Plan Table include the amounts payable under the supplemental plan.

                           APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Coopers & Lybrand as the independent auditors for the Company and its subsidiaries for the fiscal year 1994. Stockholder ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the stockholders on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.
     Representatives of Coopers & Lybrand are expected to be present at the meeting and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

                     STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION

     The following stockholder proposal has been submitted to the Company for action at the meeting by Beatrice M. Katz, 11435 Monterrey Drive, Silver Spring, MD 20902, owner of 800 shares of the Company's common stock. The affirmative vote of a majority of the votes cast at the meeting by or on behalf of the stockholders is required for approval of a stockholder proposal. The text of the proposal follows:

Stockholder Proposal Regarding Executive Compensation

     RESOLVED: That the shareholders of Johnson & Johnson recommend that the Board of Directors take the necessary steps to institute a salary and compensation ceiling such that as to future employment contracts, no senior executive officer or director of the Company receive combined salary and other compensation which is more than two times the salary provided to the President of the United States, that is, no more than $400,000.

     REASONS: There is no corporation which exceeds the size and complexity of operation of the government of the United States of which the President is the chief executive officer. Even most government agencies far exceed the size, as measured by personnel and budget, of most private corporations. The President of the United States now receives a salary of $200,000; even heads of agencies and members of Congress are paid only somewhat in excess of $100,000. The recommended ceiling is sufficient to motivate any person to do his best.

     While the duties of the President of the United States are not comparable to those of senior executive officers or directors (the President has a much more demanding job), and while the President has many valuable compensations, we use the salary of the President only as a reference point for the shareholders to consider as they evaluate this resolution.

     Officers of Public corporations are the employees and not the owners, except as they may be shareholders in common with other stockholders. Yet, officers give the appearance that they run the corporations primarily for their benefit rather than for the benefit of the shareholders. Thus, they may drain away millions of dollars in salary, stock options and other compensation. When more than the recommended ceiling on salary and compensation is taken, this is an expression of greed and abuses of power.

     Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In fact, in many corporations, compensation increases even as profits fall. It is apparent that high compensation does not usually serve as an incentive for a better run or more profitable corporation. Obscene compensation packages illustrate the power of the Board of Directors, a closed group which perpetuates itself, by determining who is to be selected to the Board and who is to be an officer of the company, as well as the compensation to be received. The Board of Directors does not own the corporation, but it can run the corporation as if it were their property. There is no shortage of qualified people who would gladly step in and do as good a job as the incumbent officers of the Corporation and who would have no hesitation serving within the aforementioned pay ceiling.

     Any officer who believes he can better the corporation should be sufficiently motivated to purchase stock on the open market or to receive stock options as part of his salary and compensation package. To remain competitive in world markets we must cut our costs and not overcompensate directors and officers.

     If you AGREE, please mark your proxy FOR this resolution.

MANAGEMENT'S STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

     THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Johnson & Johnson's executive compensation programs are intended to attract, retain and motivate the high caliber of executives required for the continued success of our business.

     The proposal would impose an arbitrary limitation on executive compensation that would cripple the Company's ability to successfully compete by reducing executive compensation to a level well below that of executives in comparable positions at peer companies. We believe that competitive rates are the proper basis for comparison for executive compensation and not an inappropriate analogy with the President of the United States.

     Johnson & Johnson must retain the flexibility to make compensation decisions that will help achieve the corporate goals of continued growth and profitability, which are the same as those of the stockholders.

     The Compensation Committee of the Board, composed entirely of nonemployee independent members of the Board, reviews and approves all compensation for the Chief Executive Officer and members of the Executive Committee. This is the best guarantee of the Company continuing to have a management that achieves stockholder objectives, so we oppose the foregoing stockholder proposal.

     IT IS, THEREFORE, RECOMMENDED THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                     STOCKHOLDER PROPOSAL ON PHARMACEUTICAL PRICING

     The following stockholder proposal has been submitted to the Company for action at the meeting by the Mercy Consolidated Assets Management Program, 20 Washington Square North, New York, NY 10011, owner of 4,000 shares of the Company's common stock. Five other groups whose names, addresses and shareholdings will be supplied upon oral or written request to the Secretary of the Company have co-sponsored the proposal. The affirmative vote of a majority of the votes cast at the meeting by or on behalf of the stockholders is required for approval of a stockholder proposal. The text of the proposal follows:

Stockholder Proposal Regarding Pharmaceutical Pricing

     WHEREAS: We believe all U.S. citizens and corporate entities are being called to sacrifice and to do their part in bringing about a more just and equitable health care system.

     During the 1980's, prescription drug prices increased at almost three times the rate of general inflation in the United States.

     The burden of these cost increases has been borne by individual consumers such as the elderly and the underinsured in the retail market as well as increased costs for the institutional health care facilities.

     The drug companies have been criticized by citizens, organizations, and U.S. government agencies as being unjust in the reaping of "excessive profits at the expense of millions of U.S. Citizens".

     The price of drugs is consistently higher in the U.S. retail market than in other industrialized countries.

     The drug companies have argued that the higher prices in the U.S. are necessary to recoup research and development costs. While all persons who receive these drugs benefit from the research and development, U.S. consumers bear the burden of these costs.

     Pharmaceutical companies' recent efforts to limit overall price increases to inflation have failed to significantly benefit retail consumers due to discounted prices offered to volume purchasers such as HMO's and large purchasing groups.

     We believe U.S. citizens want reasonable limits on pharmaceutical prices.

     RESOLVED: The shareholders request the Board to create and implement a policy of price restraint of pharmaceutical products for both the average individual consumer and the institutional purchasers utilizing a combination of approaches to keep drug prices to a reasonable level.

     The Board will report to shareholders on positive changes in policies and pricing procedures for our pharmaceutical products by September, 1994.

     SUPPORTING STATEMENT: In creating this policy the Board should consider a formula whereby the individual price on each of the top five prescription drugs for the retail market based on dollar volume in the U.S. for our company be no higher than 10% of the average price for each of the five drugs in the top five markets of these same drugs in the industrialized world. If the price differential is more than 10% for any one of the drugs, that a voluntary cap be immediately placed on the price of said drug in the U.S. until the differential is within the 10%.

     Drug pricing has been a controversial topic for the last few years. Now that we are facing major reforms in our health care system in the U.S. it seems most appropriate that all pharmaceutical companies take their share of the responsibility in this reform effort.

     If you AGREE, please mark your proxy FOR this resolution.

MANAGEMENT'S STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

     THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Johnson & Johnson recommends voting against the proposal on pharmaceutical pricing.

     The Board does so in the context of Johnson & Johnson's unique position as a comprehensive health care products company. As has been noted to stockholders before, we are keenly aware of the concern about the rising costs of health care and will continue our practice of pricing our products responsibly. For the last 13 years, the weighted average compound growth rate of price increases in the United States for our health care products (prescription and over-the-counter drugs, hospital and professional products) has been slightly below the U.S. Consumer Price Index. That will be true once again this year.

     We believe it is inappropriate to impose on the Company a formula for pharmaceutical pricing, including one based on comparisons with markets outside the U.S. Prices vary around the world for many reasons, including local marketplace and competitive situations as well as the cost of gaining regulatory approval and running our business in a particular region. Over time, currency fluctuations can also produce substantial differences in prices between countries.

     The future of our pharmaceutical business depends on continued intensive investment in research and development that will yield new and innovative medicines for the treatment of disease and will bring down the cost of health care over the long term. In order to continue this research and assure the future of its business, the Company must have the latitude to price its products based on marketplace forces and in a way that yields the required revenue. The steadily increasing cost of research and development makes this particularly important.

     The pharmaceutical marketplace in the U.S. is already undergoing profound change. The rapid growth of managed care organizations has created large, sophisticated purchasers and intense competition that has significantly reduced the rate of price increases on prescription medicines.

     Capping individual prices on prescription drugs in the U.S. based on a formula or on arbitrary comparisons with selected world markets would inhibit our ability to compete in the marketplace and is contrary to the best interests of the patients we serve, as well as the Company and its shareholders.

     IT IS, THEREFORE, RECOMMENDED THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                                      OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

                                                            Notice of
                                                            1994 Annual
                                                            Meeting and
                                                            Proxy
                                                            Statement

                                        APPENDIX
                        (Pursuant to Rule 304 of Regulation S-T)


1. Page 12 contains a description in tabular form of a graph entitled "Stockholder Return Performance Graph" which represents the comparison of the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Health Care Index for the period of five years commencing December 31, 1988 and ending December 31, 1993, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 28, 1994

          The undersigned hereby appoints R.E. Campbell, C.H. Johnson and R.N. Wilson and each or any of them as proxies, with full power of substitution and revocation, to represent the undersigned and to
  P       vote all shares of the Common Stock of Johnson & Johnson which the
  R       undersigned is entitled to vote at the Annual Meeting of
  O       Stockholders of the Company to be held on April 28, 1994 at 10:00
  X       A.M. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick,
  Y New Jersey, and any adjournment thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

                                               (change of address/comments)
          Election of Directors, Nominees:
                                             ---------------------------------
          James W. Black, Gerard N.
          Burrow, Robert E. Campbell, Joan   ---------------------------------
          G. Cooney, Philip M. Hawley, Clark
          H. Johnson, Ann D. Jordan, Arnold  ---------------------------------
          G. Langbo, Ralph S. Larsen, John
          S. Mayo, Thomas S. Murphy, Paul J. ---------------------------------
          Rizzo, Maxine F. Singer, Roger B.  (If you have written in the above
          Smith, Robert N. Wilson.           space, please mark the
                                             corresponding box on the reverse
                                             side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE   *****************
APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK  *  SEE REVERSE *
ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD  *      SIDE    *
OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE      *****************
YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
- - - ------------------------------------------------------------------------------
                                 DETACH PROXY CARD HERE

     PLEASE MARK YOUR                                                   0409
     VOTES AS IN THIS
/X/  EXAMPLE

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
          MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS
          PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, FOR
          PROPOSAL 2 AND AGAINST PROPOSALS 3 AND 4.

********************************************************************************************************************************
*  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.          * THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST *
*                                                                           * PROPOSALS 3 AND 4.                               *
********************************************************************************************************************************
                         WITH-
                    FOR  HELD                         FOR AGAINST  ABSTAIN                               FOR  AGAINST ABSTAIN
  1. Election of    / /   / /  2. Ratification of     / /   / /      / /     3. Proposal on executive    / /    / /     / /
     Directors                    appointment of                                compensation.
     (see reverse)                Coopers & Lybrand
                                  as the independent                         4. Proposal on
                                  accountants.                                  pharmaceutical pricing.  / /    / /     / /
  For, except vote withheld from the following nominee(s):


  -------------------------------------------------------------
                                                                                     Change of
                                                                                     Address/Comments
                                                                                     on Reverse Side.    / /

                                                                             The signer hereby revokes all proxies heretofore
                                                                             given by the signer to vote at said meeting or any
                                                                             adjournments thereof.

                                                                             Please sign exactly as name appears hereon. Joint
                                                                             owners should each sign. When signing as attorney,
                                                                             executor, administrator, trustee or guardian, give
                                                                             please full title as such.


                                                                             ---------------------------------------------------

                                                                             ---------------------------------------------------
                                                                              SIGNATURE(S)                               DATE
- - - --------------------------------------------------------------------------------------------------------------------------------
                             PLEASE CAREFULLY DETACH HERE AND RETURN THIS PROXY IN THE ENCLOSED REPLY ENVELOPE.